UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2004

SANTARUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-50651 (Commission File Number)	33-0734433 (IRS Employer Identification No.)

10590 West Ocean Air Drive, Suite 200, San Diego, CA (Address of Principal Executive Offices)	92130 (Zip Code)

Registrant’s telephone number, including area code: (858) 314-5700

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 4, 2004, Santarus, Inc. (the “Company”) entered into a non-exclusive Co-Promotion Agreement (the “Agreement”) with Otsuka America Pharmaceutical, Inc., a Delaware corporation (“OAPI”), to co-promote ZEGERID™ (omeprazole) Powder for Oral Suspension to U.S. physicians. OAPI’s sales representatives are expected to begin promoting ZEGERID™ Powder for Oral Suspension 20mg in early November.

Under the terms of the Agreement, the Company received a $15 million upfront payment from OAPI, and will pay OAPI a royalty on total U.S. net sales. Initially, the royalty rate will be in the high single digits presuming a minimum number of first position sales calls to target physicians, potentially increasing to a low double digit royalty based upon the expansion of OAPI’s sales force up to 400 sales representatives to match any sales force expansion by the Company. The Company will provide all marketing materials, and OAPI will cover all costs related to its sales force. In addition, the Company has granted OAPI options to extend the co-promotion arrangement under the Agreement to ZEGERID™ capsule and chewable tablet formulations subject to receipt of marketing approval of these products, with additional milestone payments should those options be exercised.

The Agreement will terminate automatically on December 31, 2009, unless terminated sooner. Either party may terminate the Agreement if the other party fails to perform any material term of the Agreement and fails to cure such breach, subject to prior written notice within a specified time period. In addition, either party may terminate the Agreement if the other party becomes insolvent, files or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it, and within a specified time period, such filing has not been stayed. The Company may also terminate the Agreement under certain additional conditions, subject to prior written notice to OAPI within a specified time period.

Santarus issued a press release on October 6, 2004 announcing the Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated October 6, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: October 6, 2004

By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated October 6, 2004.